FOR IMMEDIATE RELEASE                FOR FURTHER INFORMATION CONTACT:
April 23, 2007                       Vito S. Pantilione, President and CEO
                                     Robert A. Kuehl, Senior Vice President, CFO
                                     (856) 256-2500

                  PARKE BANCORP, INC. ANNOUNCES 19% INCREASE IN
                             FIRST QUARTER EARNINGS

       Washington Township, New Jersey- April 23, 2007- Parke Bancorp Inc. (Nasdaq: "PKBK"), announced net income for the first quarter of 2007 of $1.3 million, or $0.36 per diluted share, representing increases of 18.8% and 20%, respectively, above the $1.1 million of net income and $0.30 per diluted share for the comparable quarter of 2006. The increase was primarily the result of continued growth in earning assets, mainly loans, during the past year and especially the first quarter of 2007.

       Total assets of $414.5 million at March 31, 2007 increased $54.5 million, or 15.1%, from $360.0 million at December 31, 2006. The increase was mainly attributable to continued strong loan growth as total loans amounted to $357.1 million at March 31, 2007, as compared to total loans of $310.6 million at December 31, 2006, reflecting loan growth of $46.5 million, or 15.0%. Loan growth occurred in all loan categories but primarily commercial loans and was the result of strong business development during the second half of 2006 and the first quarter of 2007.

       Total deposits amounted to $345.5 million at March 31, 2007 reflecting an increase of $55.6 million from the December 31, 2006 level of $289.9 million with the increase primarily driven by an increase in time deposits. Borrowings totaled $32.3 million at March 31, 2007 and declined by $2.5 million from the level at December 31, 2006 due to maturing Federal Home Loan Bank advances that were not replaced. At March 31, 2007, total capital, which amounted to $32.5 million, increased by $1.8 million, or 5.7%, from the December 31, 2006 level.

       Net interest income of $3.5 million for the quarter ended March 31, 2007, increased by $384,000, or 12.2 % from the comparable quarter of 2006. The increase was mainly attributable to an increase in interest income as a result of the growth in the commercial loan portfolio and was partially offset be a decline in the net interest margin. Interest income of $7.4 million increased $1.8 million, or 33.2%, from the comparable quarter of 2006 due to an increase in average interest-earning assets of $ 75.5 million and an increase in the level of market interest rates during 2006.

       Average interest-bearing liabilities in the first quarter of 2007 increased $70.5 million above the comparable quarter of 2006. This change coupled with higher interest rates for both deposits and borrowed funds contributed to an increase in interest expense of $1.5 million, or 60.7%, above the comparable quarter of 2006. The net interest margin of 3.91% for the first quarter of 2007 declined from 4.33% in the first quarter of 2006 due principally to a greater reliance on higher cost time deposits to fund the loan growth

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during the past year.  With a flat or slightly  inverted  yield curve during the past year interest rates for time deposits of one year or less have been just as expensive or more than time deposits and borrowed funds with maturities of three to five years.

       The provision for loan losses amounted to $500,000 for the first quarter of 2007, which was significantly above the $235,000 recorded in the first quarter of 2006. The increase reflected the significant loan growth that occurred during the quarter. At March 31, 2007, the allowance for loan losses amounted to 1.40% of total gross loans as compared to 1.45% of total gross loans at December 31, 2006.

       Other income of $527,000 increased during the quarter and resulted from insurance reimbursements of $377,000 for legal and other expenses incurred during the past few years related to recently settled lawsuits and costs associated with repossessed assets, respectively, that were partially covered by the Company's insurance. Other income, excluding these insurance reimbursements, amounted to $150,000 and declined by $106,000 year over year due to a lower level of exit fees for the Company in the current quarter.

       Noninterest expense of $1.5 million for the current quarter increased by $103,000 or 7.5%, above the prior years' first quarter. This change was due primarily to additional staffing costs and related expenses in 2007 for the new retail branch in Philadelphia opened in 2006 and the new loan production office in Millville, New Jersey. The increase was partially offset by lower legal expenses during the first quarter of 2007.

       Vito Pantilione, President and CEO for Parke Bancorp, Inc. stated "Our past business development efforts have enabled us to grow our loan portfolio at 15% during the quarter while maintaining the credit quality of the portfolio, which is remarkable considering the slower economy and competitive environment. As a result, the Company was able to continue to make strides in its earnings growth with a 19% increase over the comparable quarter of 2006."

       Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey. It conducts its business through branch locations in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and its newest branch facility in Philadelphia on 1610 Spruce Street. In addition, Parke Bank opened a new loan production office in Millville, New Jersey in 2006. Parke bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small to mid-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and the Philadelphia area in Pennsylvania. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the Nasdaq Capital Market under the symbol "PKBK".

       This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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SELECTED FINANCIAL CONDITION DATA

                                    March 31,         December 31,      Change
                                      2007               2006             %
                                    ---------         ------------      ------
                                 (in thousands)      (in thousands)
Total assets                        $414,533            $359,997         15.1%
Cash and cash equivalents            $17,805             $11,261         58.1%
Investment securities                $28,675             $28,454          0.8%
Loans receivable, net               $352,055            $306,044         15.0%
Deposits                            $345,536            $289,929         19.2%
Other borrowings                     $32,322             $34,851         (7.3%)
Stockholders' equity                 $32,473             $30,709          5.7%

SELECTED FINANCIAL RATIOS

                                           1st Quarter         1st Quarter
                                               2007                2006
                                           -----------         -----------
Return on average assets                        1.34%             1.42%
Return on average equity                       16.04%            15.38%
Interest rate spread                            3.36%             3.86%
Net interest rate margin                        3.91%             4.33%
Efficiency ratio                               36.38%            40.36%


SELECTED OPERATIONS DATA

                                           1st Quarter         1st Quarter
$ in thousands                                 2007                2006
                                           -----------         -----------

Interest and dividend income                   $7,419             $5,569
Interest expense                               $3,880             $2,414
   Net interest income                         $3,539             $3,155
Provision for loan losses                        $500               $235
Net interest income after
   provision for loan losses                   $3,039             $2,920
Non-interest income                              $527               $256
Non-interest expense                           $1,479             $1,377
Income before income taxes                     $2,086             $1,799
Provision for income taxes                       $809               $724
Net income                                     $1,277             $1,075

Basic income per share                          $0.41              $0.35
Diluted income per share                        $0.36              $0.30

Weighted shares - basic                     3,138,993          3,065,325
Weighted shares - diluted                   3,583,979          3,612,035


Note that basic and diluted shares shown above for both 2007 and 2006 and the resulting calculation of earnings per share reflect the 10% stock dividend effective April 23, 2007.

                                       1

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ASSET QUALITY DATA

                                          March 31,          December 31,
                                            2007                 2006
                                          ---------          ------------
                                       (in thousands)       (in thousands)
Allowance for loan losses                  $5,012               $4,511
Percentage of allowance for
   loan losses of total loans               1.40%                1.45%
Non-accrual loans                            $668                 $788
Repossessed assets                         $1,650               $1,710